Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

CARRIER SERVICES AGREEMENT

This Carrier Services Agreement ("Agreement") is made by and between Chunghwa Telecom Global, Inc. ("CHT-G"), a California corporation, with an address of 5201 Great America Parkway, Suite 238, Santa Clara, California 95054 and Apextalk, Inc ("Customer"), a corporation in the State of California with an address of 637 Howard Street, San Francisco, CA 94105. Hereinafter, CHT-G and Customer are referred to individually as a "Party" and collectively as "Parties".

RECITALS

CHT-G is in the business of providing wholesale international telecommunication services. Customer desires to purchase, and CHT-G desires to sell to Customer, such services, in accordance with the terms and conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the mutual promises and covenants herein contained, the Parties hereto agree as follows:

1 Services & Interconnection

1.1
Customer hereby agrees to purchase from CHT-G, from time to time, wholesale telecommunication services described in the Appendix attached hereto ("Services"). Services shall be ordered by Customer from CHT-G using the service order forms of CHT-G, if any, except as may be otherwise agreed and in accordance with CHT-G's order policies, practices and procedures which may be revised from time to time ("Service Order"). Each Service Order shall be deemed a part of this Agreement when executed by a duly authorized representative of each Party. CHT-G reserves the right to refuse any Service Order submitted by Customer. Each Service Order shall be in accordance with CHT-G's provisioning and installation policies, practices, procedures and intervals then in effect which may be revised from time to time, for such Services, except as may be otherwise agreed to in writing by authorized representatives of both Parties.

1.2
Customer will be responsible for all connection and will provide, operate, and maintain transmission facilities required to link its domestic telephone network with CHT-G's international gateway switch located at the Ground Floor of 600 W. 7th Street in Los Angeles, CA.

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

2 Term & Termination

2.1
This Agreement shall become effective as of the date it is signed by an authorized officer of each Party, or, if the Parties sign it on different dates, the later date ("Effective Date"). This Agreement shall continue in effect for an initial term of one (1) year ("Initial Term"). Following the Initial Term, this Agreement shall automatically renew on a rolling thirty (30) day basis and shall continue in effect until terminated, at any time, by either Party, upon not less than thirty (30) days prior written notice to the other Party.

2.2	This Agreement shall terminate prior to the expiration of its then-current term upon the happening of any of the following events:

•	In the event that Customer uses this Services for any unlawful purpose or in any unlawful manner;

•	A material breach of this Agreement by either party or the breaching party fails to cure the breach within ten (10) calendar days after notice of the breach from the non-breaching party;

•
Either Party ceases doing business as a going concern, makes and assignment for the benefit of creditors, admits in writing its inability to pay debts as they become due, files a voluntary petition in bankruptcy, is adjudicated bankrupt or insolvent, seeks reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar arrangement under any statute, law or regulation or consents to or acquiesces in the appointment of a trustee, receiver, or liquidator for all or any substantial part of its assets or properties, or its shareholders attempt to dissolve or liquidate;

•
A petition in bankruptcy is filed against either Party or, without the Party's consent or acquiescence, a trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties is appointed;

•
Immediately upon a determination by any governmental authority with jurisdiction over the parties that the provision of the Services under this Agreement is contrary to existing laws, rules or regulations;

•
Upon thirty (30) days prior written notice that, in the reasonable judgment of CHT-G, the passage or adoption of any law, rule, or regulation will make it materially more expensive or difficult to provide the Services under this Agreement; or

•	By the mutual consent of the Parties.

2.3
2.3 In the event this Agreement is terminated pursuant to this Section 2, CHT-G shall be paid in full for the Services provided through termination, and for any other funds due CHT-G by the terms of this Agreement.

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

3 Charges, Payment, and Disputed Charges

3.1
CHT-G shall invoice Customer for all Services provided on the following basis starting from the start of the Services ("Charges"). All Charges shall be exclusive of any applicable taxes, duties or tariffs. Both Charges and applicable taxes, duties or tariffs shall be stated separately on the invoice.

■ Weekly*                              ☐ Bi-weekly                     ☐ Monthly
*: anticipated to be from Monday for the week through Sunday at midnight.

3.2
The undisputed portion of all Charges and taxes shall be due and payable in full, without deduction of any kind, within the following number of days from the date of invoice ("Due Date"). Such Due Date will be indicated on the invoices issued by CHT-G.

❑ Three (3)                             ■ Seven (7)                      ❑ Fifteen (15)                       ❑ Thirty (30)                   ❑ Prepayment $

3.3
In the case of prepayment term, Customer shall ensure that it has a sufficient prepaid balance at all times to cover the Services provided to Customer. All payments due hereunder shall be made in U.S. dollars and made by checks or wire transfer.

3.4
3.4 If any payment is not received by CHT-G on or before the Due Date (except for amounts subject to Section 4), or if Customer does not ensure a sufficient prepaid balance to cover the Services provided to Customer in the case of prepayment terms, then a) CHT-G may suspend the Services immediately without notice to Customer, and b) Customer shall also pay a late fee in the amount of the lesser of one and one-half percent (1.5%) of the unpaid balance, calculated and applied monthly, or the maximum lawful rate under applicable law.

3.5
The Customer is granted a Credit Line of $ n/a  ("Credit Limit") except for the case of prepayment term. In the event that Customer's past due balance exceeds the Credit Line, CHT-G may suspend the Services immediately.

3.6
Customer shall also be responsible for the expense associated with Section 1.2 above. Such charges, billed through CHT-G, shall be invoiced one month in advance of the installation of such facilities and on a monthly basis thereafter, regardless of whether the Service is initiated.

3.7
Customer is responsible for establishing and collecting its charges for Services it offers its customers/subscribers, and is responsible for payment of the total invoice amount due to CHT-G regardless of whether Customer is paid for the Service by its customers. All discounts, rebates or commissions paid to its agents or subscribers are the responsibility of Customer.

3.8	Disputed Charges.

▪
If Customer in good faith disputes the amount or appropriateness of a Charge included in an invoice from CHT-G, Customer shall pay the undisputed service in full amount on or before the Due Date. A difference of less than 2% in traffic minutes is regarded as acceptable and is not subject to dispute. Short calls (defined as calls for less than thirty (30) seconds in length) are deemed to be completed calls and are not subject to dispute.

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

▪
Customer shall notify CHT-G in writing and provide supporting documentation for such disputes. Such documentation supporting disputed charges shall include a detailed analysis showing the difference between the specific invoice amount and the Customer's specific asserted amount. A summary of the disputed charges will not be accepted. Customer shall further provide all information reasonably requested by CHT-G including, but not limited to, the Call Detailed Records (CDR) to resolve the dispute. Such notification shall not relieve Customer of the obligation to make all payments, including the amounts disputed, by the Due Date as specified on the invoices.

▪
Any resolutions made by CHT-G in favor of Customer will be credited to Customer's next periodic invoice. Failure to file the disputes within thirty (30) days of the date of the invoice shall create an irrefutable presumption of the correctness of the Charges. Both Parties shall exercise reasonable due diligence in the review and remedy to cure all disputes within thirty (30) days of receipt of said written notification.

4 Credit Review & Security Deposit

4.1
Customer is required to place (i) a security deposit in U.S. dollars $1,000 ("Deposit"), or (ii) an Irrevocable Letter of Credit acceptable to CHT-G equal to Customer's anticipated usage prior to CHT-G providing Services. Under no circumstances shall Customer's outstanding unpaid usage be permitted to exceed the amount of the security deposit.

4.2
CHT-G reserves the right to review Customer's monthly bills and payment history on a quarterly basis and if deemed necessary, may require Customer to increase in Deposit in an amount to be reasonably agreed to by the Parties.

4.3
If Customer (i) fails to pay the Deposit within fifteen (15) calendar days of CHT-G's written request or (ii) if Customer does not agree to a deposit amount (or increase thereof) within fifteen (15) days of CHT-G's request, CHT-G may exercise all its remedies without further notice to Customer.

4.4	All such Deposit shall not bear interest.

5 Liability

5.1
Service Interruptions and Outages. CHT-G shall not be liable for interruptions or outages in the provision of Services to Customer caused by or resulting from any act of God, flood, earthquake, storm, lightning, fire, epidemic, war, outbreak of hostilities (whether or not war is declared), riot, strikes or other labor unrest, civil disturbance, sabotage, mechanical failures, fiber or cable cut accidents, defects in transmission, expropriation by governmental authorities, interruptions by regulatory or judicial authorities or other acts or events that are outside the reasonable control of CHT-G In the event of interruptions or outages of Services as a result of mechanical failures, fiber or cable cut, accidents, defects in transmission or interruptions by regulatory or judicial authorities that are caused by the acts or omissions of CHT-G or its representatives. CHT-G's liability shall be limited to a reduction of Customer's monthly minimum requirement or any other recurring charge pro rata of the number of days of interruption or outages of Services during such month.

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

5.2
Damages. In no event will CHT-G be liable, for indirect, consequential special, incidental or punitive damages, lost profits, lost revenue, loss of Customers goodwill or loss of an opportunity of any kind whatsoever. Customer shall indemnify CHT-G and hold it harmless from any costs, expenses, attorney's fees or any liability whatsoever incurred because of a claim made against CHT-G by Customer of any of its customers/subscribers for which it is not liable under the terms of this Agreement.

5.3	Limited Warranty. CHT-G WARRANTS TO CUSTOMER ONLY THAT IT WILL PROVIDE THE SAME QUALITY OF LONG DISTANCE SERVICE IT PROVIDES TO ITS OTHER CUSTOMERS

5.4
Fraudulent Calls. CHT-G shall not be liable for any fraudulent calls processed by CHT-G and billed to Customer's account. CHT-G shall notify Customer promptly of any fraudulent calling of which CHT-G has actual knowledge, it being understood that CHT-G is under no obligation to investigate the authenticity of calls charged to Customer's account.

6 Confidentiality

6.1
 Confidentiality. During the term of this Agreement, the parties may disclose to each other certain proprietary and/or confidential information. The parties desire to assure the confidential and proprietary status of any such information which may be disclosed to each other, and therefore for themselves, their subsidiaries and affiliates, agree as follows:

•
All non-public information disclosed shall be deemed to be confidential and proprietary. All information contained in this Agreement, including Appendix A hereto, as well as all traffic volume and distribution information and rate information of CHT-G given to or learned by Customer in connection with this Agreement shall be considered "Proprietary Information" without further act of either party.

•
Each party agrees to use the Proprietary Information received from the other party only for the purpose of this Agreement and shall not reproduce it in any form or orally communicate it except as required to accomplish the intent of this Agreement.

•
The receiving party shall provide at a minimum the same care to avoid disclosure or unauthorized use of the Propriety Information as it provides to protect its own proprietary information. It is agreed that all Proprietary Information shall be retained by the receiving party

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

in a secure place with access limited to only such of the receiving party's employees or agents who need to know such information for purposes of this Agreement

•
All Proprietary Information shall remain the property of the disclosing party, shall be used by the receiving party only for the purpose intended and shall be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon the request of the disclosing party, and, in any event, upon termination of this Agreement.

•
Each party agrees not to reveal the terms of this Agreement to any third party except as contemplated by this Agreement or unless required by law, provided that any written information describing the relationship of the parties that one party desires or is obligated to disclose shall first be disclosed to the other party which shall have an opportunity to object to such disclosure.

6.2
Use of Name. Each party agrees that, without the other party's written consent, it will not use the name, service marks or trademarks of the other party or of any of its affiliated companies in any advertising publicity releases or sales presentations. Neither party shall take any action that will in any manner compromise the other party's registered trademarks or service marks.

6.3
Remedies for Breach. The parties agree that a breach or threatened breach of the terms of this Section 6 may result in irreparable injury to the non-breaching party for which a remedy in damages, would be inadequate. The parties agree that in the event of such breach or threatened breach, the non-breaching party shall be entitled to seek an injunction to prevent the breach or threatened breach, and the breaching party hereby waives any defense that an adequate remedy in law exists and acknowledges that such a breach or threatened breach would result in irreparable injury to the non-breaching party.Cu stomer hereby agrees to indemnify CHT-G and hold it harmless from all costs, expenses and attorneys fees resulting from Customer's breach of this Section 6.

7 Miscellaneous

7.1
Miscellaneous. This Agreement which includes Appendix A, (a) constitutes the entire agreement of the parties and supersedes all previous agreements or understandings, whether oral or written; (b) may not be amended or modified except by a written instrument signed by all parties; (c) is binding upon and will inure to the benefit of the parties and their respective successors, and permitted assigns; (d) may not be assigned without the prior written consent of the other party, and (e) may be executed in duplicate originals

7.2
Notices. Any notices, consents or other communications required or permitted under this Agreement must be in writing and executed by the party giving the notice or its authorized representative. Any such notice or communication must be given, and will be deemed to have been duly given, if (a) hand

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

delivered by independent courier, (b) mailed by U.S. first class mail, postage prepaid, certified or registered, or (c) via facsimile with return receipt confirmation, in either case to the following addresses and/or facsimile numbers:

If to Customer Address: 637 Howard St., San Francisco, CA 94105 Fax: 415-957-1688 Attn: George Ma	If to CHT-G Chunghwa Telecom Global, Inc 5201 Great America Parkway, Ste.238 Santa Clara, CA 95054 Fax: (408) 988-1368 Attn: Business Support Department

Any notice given in the manner set forth in this section shall be deemed delivered, (i) at the time of the actual delivery if delivered by hand, via facsimile, by courier, or via Email or (ii) five (5) days after mailing, if mailed. Any party may change its address for the giving of notices by notifying the other party of the change in the manner set forth in this section. Any such change of address shall not be effective until five (5) days after receipt of the notice by the other party, as determined under this section.

7.3
Waiver. The failure of any party to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy, and the waiver of any violation or breach of this Agreement by a party shall not constitute a waiver of any prior or subsequent violation or breach. No waiver under this Agreement shall be valid unless in writing and executed by the waiving party,

7.4
Severability. If any provision of this Agreement is determined by a court or other government authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement. Further, the provision that is determined to be invalid, illegal or unenforceable shall be reformed and construed to the extent permitted by law so that it will be valid, legal and enforceable to the maximum extent possible.

7.5	Headings. The headings used in this Agreement are included for the convenience of the parties for reference purposes only and are not to be used in construing or interpreting this Agreement.

7.6
Governing Law and Expedited Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to choice of law principles. Any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration through the American Arbitration Association ("AAA") in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and procedures ("Undisputed Rules"), as amended by this Agreement. The costs of arbitration, including the fee of the arbitrator, shall be shared equally by the Parties unless the arbitration award provides otherwise. Each Party shall bear

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

the cost of preparing and presenting its case. The Parties agree that this provision and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act. 9 U.S.C. 116 et seq. ("USAA"), the provisions of this Agreement, and the ABA AAA Code of Ethics for Arbitrators in Commercial Disputes. The Parties agree the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post award proceedings shall be governed by the USAA. Any such arbitration or enforcement shall take place in California, or such other place mutually agreed by the parities, or through the federal or state courts located therein.

7.7	Relationship. Nothing in this Agreement shall be deemed to create a partnership, joint venture or any relationship other than a Vendor-Customer relationship.

7.8
Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. CHT-G may also assign this Agreement at any time to any person or entity affiliated with, controlled by, or under common control with CHT-G.

7.9
Indemnification. Customer agrees to defend, hold harmless and indemnify CHT-G from and against all claims, demands, actions, causes of action, judgments, costs, attorney's fees and expenses of any kind or nature for bodily injury, death, property damage, goodwill, or other damages of any kind incurred by Customer, its employees, or third parties arising under this Agreement due to Customer's negligence or willful misconduct.

7.10
Non-Circumvention. During the term and for a period of twelve (12) months after its termination, the Customer agrees that it will not intentionally circumvent or bypass CHT-G, directly or indirectly, with the intent of establishing similar Service with CHT-G's service provider(s)/carriers for the international terminations as defined in Appendix A of this Agreement. Similarly during the term of this agreement and for a period of twelve (12) months after its termination, CHT-G agrees that it will not intentionally circumvent or bypass Customer directly or indirectly, with the intention of establishing similar Service with Customer's customers for the international terminations as defined in Appendix A of this agreement. It is further agreed that any violation or threatened violation of this paragraph would likely cause immediate and irreparable harm to CHT-G/Customer and, in such event, an injunction against such violation may be entered against it in addition to any other remedy available to CHT-G/Customer.

7.11
Customer not an Agent. Neither party is authorized to act as an agent for, or legal representative of, the other party and neither party shall have authority to assume or create any obligation on behalf of,

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

in the name of, or binding upon the other party.Cu stomer shall not represent or intimate that CHT-G is responsible for the type or quality of Customer's services to its customers.

7.12
 No Verbal Amendment. This Agreement may not be amended except by an instrument in writing, executed by the parties. No modification or amendment hereto shall be effected by the acknowledgment or acceptance by either party of any customer order, sales acknowledgment or other similar form from the other party.

7.13
General Provision. Neither Party shall assign any part or all of this Agreement except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that either Party may assign this Agreement to an affiliate which controls, is controlled by, or is under common control with the assigning Party, or to any merger partner which acquired all or substantially all of the assets and business of the assigning Party. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. This Agreement shall be governed by, and interpreted in accordance with, the applicable laws of the State of California. This Agreement (including any applicable tariffs, laws or regulations to which the Services are or may become subject and such notices or documents referenced herein or provided to the either Party during the term) represents the entire agreement between the Parties regarding the provision of the Services and, the Parties agree that same supersede all prior agreements, undertakings, representations and proposals, whether oral or written, and all other communications between them relating to the Services. Any provision (or part thereof) of this Agreement that is unenforceable at law will be ineffective to the extent of such unenforceability without invalidating the remaining provisions (or parts thereof) of this Agreement. No failure by either Party to exercise any right under this Agreement or to insist upon full compliance by the other Party with its obligations under this Agreement will constitute a waiver of any provision of this Agreement.

AGREED TO AND ACCEPTED BY:

Customer: Apextalk Inc.	Chunghwa Telecom Global, Inc.

By: /s/ Tony Lee	By: /s/ Ming-Hsien Yang 12/08/2008
(Authorized Signature & Date)	(Authorized Signature & Date)

Print Name & Title: Tony Lee, CEO	Print Name & Title: Ming-Hsien Yang CEO

Primary Contact: George Ma	CHT-G sales C\ontact

Phone: 415-957-1688	Phone: (213) 268-5361

E-Mail: tony@timsintl.com	E-Mail: peter.pan@chtglobal.com

Chunghwa Telecom Global, Inc. 5201 Great America Pkwy, Ste.238 Santa Clara, CA 95054 Tel: 1-408-988-1898 Fax: 1-408-988-1368

Appendix A: CHT-G Services

Voice Wholesale
Country	Minutes per Month	Rate per Minute

-To be provided prior to turn-up of service -

1.	Time Zone: PST/PDT
2.	Billing Increment: E101/01 ☐06/06 ☐30/06
3.	Billing increment for n/a : ☐01/01 ☐06/06 ☐30/06
4.	No off-peak, volume or other discounts applicable.
5.	All calls are charged to 4 digits ($X.XXXX). Invoices will summarize all call charges in 2 digits ($X.XX).
6.
CHT-G reserves the right to change the rates and conditions set forth in this Appendix A and rate tables at any time. CHT-G will give Customer at least five (5) days notice prior to any rate increases.

7.
Other Rates and Charges: Any international cellular exchange or termination point that is not included on this Appendix A that is sent to CHT-G by Customer and which CHT-G is able to terminate, will be invoiced at a commercially reasonable rate.

8.
Taxes: The rates in this Appendix A do not include any applicable federal, state, or local taxes. Unless Customer is exempt, Customer shall pay such taxes upon receipt of an itemized invoice. Such taxes, duties and charges shall be separately stated on the invoice and shall be paid directly to CHT-G at the same time as all other charges set forth on the invoice. If Customer claims any exemption from such taxes, it shall provide CHT-G with a valid tax exemption certificate or other evidence reasonable satisfactory to CHT-G that Customer is not subject to such taxes, duties or charges.